Exhibit 99.1

Baker Hughes Company Announces First Quarter 2021 Results
•Orders of $4.5 billion for the quarter, down 12% sequentially and down 18% year-over-year
•Revenue of $4.8 billion for the quarter, down 13% sequentially and down 12% year-over-year
•GAAP operating income of $164 million for the quarter, down 10% sequentially and favorable year-over-year
•Adjusted operating income (a non-GAAP measure) of $270 million for the quarter was down 42% sequentially and up 13% year-over-year.
•Adjusted EBITDA* (a non-GAAP measure) of $562 million for the quarter was down 27% sequentially and down 5% year-over-year.
•GAAP loss per share of $(0.61) for the quarter which included $0.73 per share of adjusting items. Adjusted earnings per share (a non-GAAP measure) was $0.12.
•Cash flows generated from operating activities were $678 million for the quarter. Free cash flow (a non-GAAP measure) for the quarter was $498 million.
The Company presents its financial results in accordance with GAAP. However, management believes that using additional non-GAAP measures will enhance the evaluation of the profitability of the Company and its ongoing operations. Please see reconciliations in the section entitled "Reconciliation of GAAP to non-GAAP Financial Measures." See Exhibit 99.2 for additional reconciliations of certain GAAP to non-GAAP financial measures as a Financial Supplement to this earnings release. Certain columns and rows in our tables and financial statements may not sum up due to the use of rounded numbers.
*Adjusted EBITDA (a non-GAAP measure) is defined as operating income (loss) excluding depreciation & amortization and operating income adjustments

Baker Hughes Company News Release
Baker Hughes Company Announces First Quarter 2021 Results
LONDON & HOUSTON (April 21, 2021) – Baker Hughes Company (NYSE: BKR) ("Baker Hughes" or the "Company") announced results today for the first quarter of 2021.

	Three Months Ended			Variance
(in millions except per share amounts)	March 31, 2021	December 31, 2020	March 31, 2020	Sequential	Year-over-year
Orders	$4,541	$5,188	$5,532	(12)%	(18)%
Revenue	4,782	5,495	5,425	(13)%	(12)%
Operating income (loss)	164	182	(16,059)	(10)%	F
Adjusted operating income (non-GAAP)	270	462	240	(42)%	13%
Adjusted EBITDA (non-GAAP)	562	770	594	(27)%	(5)%
Net income (loss) attributable to Baker Hughes	(452)	653	(10,227)	U	96%
Adjusted net income (loss) (non-GAAP) attributable to Baker Hughes	91	(50)	70	F	30%
EPS attributable to Class A shareholders	(0.61)	0.91	(15.66)	U	96%
Adjusted EPS (non-GAAP) attributable to Class A shareholders	0.12	(0.07)	0.11	F	14%
Cash flow from operating activities	678	378	478	79%	42%
Free cash flow (non-GAAP)	498	250	152	99%	F
"F" is used in most instances when variance is above 100%. Additionally, "U" is used in most instances when variance is below (100)%.

“We are pleased with our first quarter results as we generated strong free cash flow, continued to drive forward our cost-out efforts, and took further meaningful steps in the execution of our strategy. During the quarter, TPS delivered solid orders and operating income while OFS continued to execute cost-out programs to help drive another strong quarter of margin performance. We also advanced our position in the energy transition, investing in strategic areas for growth and entering important partnerships to advance new energy frontiers including hydrogen and carbon capture, utilization and storage. I want to thank our employees for their continued hard work and commitment to safety,” said Lorenzo Simonelli, Baker Hughes chairman and chief executive officer.

“As we look ahead to the rest of 2021, we remain cautiously optimistic that the global economy and oil demand will recover from the impact of the global pandemic. We expect spending and activity levels to gain momentum through the year as the macro environment improves, likely setting up the industry for stronger growth in 2022.

“We remain focused on executing our strategy, and are well positioned to benefit from an economic recovery while leading the energy transition and the journey to net-zero. We will continue to take energy forward by supporting our customers, staying disciplined on our strategic priorities, and delivering for our shareholders,” concluded Simonelli.

Baker Hughes Company News Release
Baker Hughes Company Announces First Quarter 2021 Results
Quarter Highlights

Supporting our Customers

The OFS segment executed a major software deployment for Saudi Aramco, deploying its WellLink™ service to deliver real-time data visualization and analysis across all Saudi Aramco drilling activities. The five-year contract was awarded in 2020 and includes a detailed planning phase to transition from the incumbent provider to Baker Hughes. Using WellLink, Saudi Aramco personnel can collaborate and make decisions using a single view of data, paving the way for the use of artificial intelligence to enhance operations. Despite significant pandemic-related challenges, the deployment was completed 50% faster than planned and used local resources extensively.

Baker Hughes continued to invest in localization for Saudi Arabia. In addition to the WellLink deployment project, Saudi Aramco awarded OFS a five-year drill bits contract, supported by the Baker Hughes drill bits manufacturing facility in Dhahran. The facility recently expanded its capabilities and has produced more than 15,000 drill bits since beginning operations a decade ago. OFS also inaugurated its completions manufacturing center in Saudi Arabia to support growth plans and add in-country value.

The TPS segment continued to maintain its leadership in FPSO and LNG with several offshore topside contracts in Latin America and Asia. In Latin America, TPS was awarded a contract for multiple FPSOs, including one of the world’s largest units, to provide power generation systems, compression trains for gas reinjection, CO2 compression services and water injection centrifugal pumps. In Asia, TPS secured a topside offshore contract to provide three aeroderivative gas turbine-driven compressor units for a fixed platform. TPS also continued to strengthen long-term relationships with key customers, achieving a major milestone by securing a 10-year services contract extension in Malaysia for one of the largest LNG facilities in the world.

The DS segment continued to expand across industrial end markets, including marine, aerospace, electronics, and pulp and paper. The Bently Nevada product line signed a multi-year agreement with P&O Maritime Logistics to supply a hybrid condition-based monitoring solution that combines the VitalyX lubrication oil monitoring solution with Bently Nevada’s vibration monitoring and Host Remote Monitoring & Diagnostic service. By combining oil and vibration monitoring, Bently Nevada can provide greater protection against asset loss and ensure valuable uptime for over 180 assets on 19 P&O Maritime Logistics vessels in its Caspian fleet. This cloud-based subscription contract is the first of its kind for both P&O Maritime Logistics and Bently Nevada.

Bently Nevada also secured a contract to supply plant-wide condition monitoring solutions for Arauco’s pulp and paper plant in Chile, one of the main global players in wood pulp and bioenergy. The brownfield contract includes hardware, software and services support of 900+ sensors integrated to System 1 software for 450 machines across three sites, increasing productivity and efficiency of Arauco’s operations. In the industrial inspections segment, the Waygate Technologies (WT) product line secured multiple orders from one of the world's leading battery manufacturers in Asia. The customer has initiated a global roll-out project with WT's Phoenix CT systems to inspect lithium ion batteries for electric vehicles.

DS secured major contracts to advance customers’ energy transition goals, helping to reduce methane and carbon emissions as well as improve efficiencies. The Panametrics product line secured several orders for the Flare.IQ advanced flare gas monitoring and optimization system, with contracts for oil and gas operators in North America, China and the U.A.E. The Druck product line secured a number of significant contracts across North America and China to supply pressure sensors to improve aircraft fuel

Baker Hughes Company News Release
Baker Hughes Company Announces First Quarter 2021 Results
efficiency. This included one of the largest aerospace engine contracts in Druck’s history, a 25-year deal, and strengthened Baker Hughes’ leadership position with aerospace OEMs.

Executing on Priorities

Baker Hughes made progress in strategically positioning the company for new frontiers, announcing new collaborations to advance industrial decarbonization and low- to zero-carbon solutions:
•Signed a cooperation agreement with PAO NOVATEK to decarbonize natural gas and LNG production by developing and implementing innovative compression and power generation technologies for NOVATEK’s LNG projects. The agreement will begin with a pilot program to introduce hydrogen blends into the main process for natural gas liquefaction to reduce carbon dioxide emissions from LNG export terminals including NOVATEK’s Yamal LNG complex.
•Signed a memorandum of understanding (MOU) with Horisont Energi AS for the Polaris offshore carbon storage facility in Norway to explore the development and integration of technologies to minimize the footprint, cost and delivery time for carbon capture, transport and storage. The Polaris facility is part of the “Barents Blue” project, the first global and full-scale carbon neutral “blue” ammonia production plant. The project is expected to have a total carbon storage capacity of 100+ million tons, equivalent to twice Norway’s annual greenhouse gas emissions.
•Acquired from SRI International an exclusive license for the use of Mixed Salt Process technology for carbon capture applications including fossil-fueled power plants, gas turbines, industrial applications, and the cement industry. The agreement further expands and complements Baker Hughes’ CCUS technology portfolio offering as it strategically positions to be able to offer customers a variety of solutions based on project size, design requirements and plant location.

The OFS and OFE segments continued to transform core operations and improve productivity and profitability, developing new business models and exiting product lines and geographies that did not meet strong return requirements. OFS completed the sale of pressure pumping assets in Argentina’s Neuquén Basin to Tenaris, including a hydraulic fracturing fleet, coiled tubing unit and related equipment. OFE announced a joint venture company (JV) with Akastor ASA to combine Baker Hughes’ Subsea Drilling Systems business with Akastor’s subsidiary, MHWirth AS. The new JV will deliver global offshore drilling solutions to better serve customers while driving productivity and cost synergies.

OFS continued to see growth in the Chemicals product line with a five-year production chemicals contract from a major operator in Guyana and one of the largest Chemicals contracts in Baker Hughes history. As part of the contract, Baker Hughes developed a new oilfield chemicals technology solution in record time to meet specific regional production challenges. Notably, Chemicals also secured a five-year production chemicals contract for multiple deep-water blocks in Angola, and a five-year contract for specialty chemicals and services in offshore Norway.

OFE expanded its non-metallic materials portfolio and won multiple contracts in its Flexible Pipe Systems (FPS) product lines. A new onshore composite flexible pipe was launched in January, addressing the corrosion and cost of ownership challenges with conventional steel pipes for the energy and industrial sectors. The lightweight reinforced thermoplastic pipe (RTP) is manufactured at a state-of-the-art Houston facility, and the spoolable design can reduce installation costs by more than 20%. This technology has been well received and has led to early adoption by two customers within the quarter.

DS expanded its industrial asset performance management (APM) portfolio by acquiring ARMS Reliability, a leading global provider of reliability solutions deploying reliability engineering, data capture, integration, visualization, and analytics to improve the reliability and availability of physical assets. The acquisition closed on April 1, positioning Bently Nevada as a comprehensive industrial asset

Baker Hughes Company News Release
Baker Hughes Company Announces First Quarter 2021 Results
management platform with a full spectrum of APM services and extended plant-level coverage for industrial customers. ARMS Reliability’s current customer base includes the mining, oil and gas, power generation, manufacturing, and utility segments.

Leading with Innovation
Baker Hughes continued to develop technologies to advance the energy transition, improve efficiencies, reduce emissions and accelerate the digital transformation of industrial segments.

BakerHughesC3.ai (BHC3) released its latest application, BHC3 Production Schedule Optimization (PSO). PSO improves supply chain and delivery performance for highly engineered products while minimizing manufacturing costs. The application generates industrial customer demand predictions and optimal production schedules using a holistic view of buyer activity, supply chain materials, and manufacturing and distribution options. PSO is the third BHC3 AI-based application released since the alliance was formed in 2019 and allows for further customer penetration in the downstream oil and gas segment.

OFS continued to innovate to reduce emissions and environmental footprint for customers. The Artificial Lift and Completions product lines secured a contract to supply equipment and services for the first wireline-retrievable electric submersible pumping (ESP) system in Italy. This latest ESP technology was developed in collaboration with channel partner AccessESP and will allow the customer to reduce its carbon footprint, minimize deferred production, and reduce workover costs by eliminating the need for a rig during ESP change-out operations.

OFS is also utilizing novel plug and abandonment (P&A) technologies to decommission wells in Europe in a more environmentally friendly, less emissive way. In one project in the Netherlands, the Baker Hughes HEAVY METAL section milling service was paired with a rigless P&A unit to reduce metal waste by 288,000 pounds and reduce carbon dioxide emissions by 73% compared to the incumbent’s services.

Baker Hughes Company News Release
Baker Hughes Company Announces First Quarter 2021 Results
Consolidated Results by Reporting Segment
Consolidated Orders by Reporting Segment

(in millions)	Three Months Ended			Variance
Consolidated segment orders	March 31, 2021	December 31, 2020	March 31, 2020	Sequential	Year-over-year
Oilfield Services	$2,200	$2,266	$3,147	(3)%	(30)%
Oilfield Equipment	345	561	492	(39)%	(30)%
Turbomachinery & Process Solutions	1,447	1,832	1,394	(21)%	4%
Digital Solutions	549	528	500	4%	10%
Total	$4,541	$5,188	$5,532	(12)%	(18)%
Orders for the quarter were $4,541 million, down 12% sequentially and down 18% year-over-year. The sequential decrease was a result of lower order intake in Oilfield Equipment and Turbomachinery & Process Solutions, partially offset by growth in Digital Solutions. Equipment orders were down 23% sequentially and service orders were down 4%.
Year-over-year, the decline in orders was a result of lower order intake in Oilfield Services and Oilfield Equipment, partially offset by growth in Digital Solutions and Turbomachinery & Process Solutions. Year-over-year equipment orders were down 18% and service orders were down 18%.
The Company's total book-to-bill ratio in the quarter was 0.9; the equipment book-to-bill ratio in the quarter was 0.8.
Remaining Performance Obligations (RPO) in the first quarter ended at $23.2 billion, a decrease of $0.2 billion from the fourth quarter of 2020. Equipment RPO was $7.5 billion, down 6% sequentially. Services RPO was $15.7 billion, up 2% sequentially.
Consolidated Revenue by Reporting Segment

(in millions)	Three Months Ended			Variance
Consolidated segment revenue	March 31, 2021	December 31, 2020	March 31, 2020	Sequential	Year-over-year
Oilfield Services	$2,200	$2,282	$3,139	(4)%	(30)%
Oilfield Equipment	628	712	712	(12)%	(12)%
Turbomachinery & Process Solutions	1,485	1,946	1,085	(24)%	37%
Digital Solutions	470	556	489	(15)%	(4)%
Total	$4,782	$5,495	$5,425	(13)%	(12)%
Revenue for the quarter was $4,782 million, a decrease of 13%, sequentially. The decrease in revenue was driven by lower volume across all segments.
Compared to the same quarter last year, revenue was down 12%, driven by lower volume across the Oilfield Services, Oilfield Equipment, and Digital Solutions segments, partially offset by Turbomachinery & Process Solutions.

Baker Hughes Company News Release
Baker Hughes Company Announces First Quarter 2021 Results
Consolidated Operating Income by Reporting Segment

(in millions)	Three Months Ended			Variance
Segment operating income	March 31, 2021	December 31, 2020	March 31, 2020	Sequential	Year-over-year
Oilfield Services	$143	$142	$206	1%	(31)%
Oilfield Equipment	4	23	(8)	(82)%	F
Turbomachinery & Process Solutions	207	332	134	(38)%	55%
Digital Solutions	24	76	29	(68)%	(17)%
Total segment operating income	379	573	361	(34)%	5%
Corporate	(109)	(111)	(122)	2%	11%
Goodwill impairment	—	—	(14,773)	—%	F
Inventory impairment	—	(27)	(160)	F	F
Restructuring, impairment & other	(80)	(229)	(1,325)	65%	94%
Separation related	(27)	(24)	(41)	(12)%	33%
Operating income (loss)	164	182	(16,059)	(10)%	F
Adjusted operating income*	270	462	$240	(42)%	13%
Depreciation & amortization	292	307	355	(5)%	(18)%
Adjusted EBITDA*	$562	$770	$594	(27)%	(5)%
*Non-GAAP measure.
"F" is used in most instances when variance is above 100%. Additionally, "U" is used in most instances when variance is below (100)%.
On a GAAP basis, operating income for the first quarter of 2021 was $164 million. Operating income decreased $18 million sequentially and increased $16,223 million year-over-year. Total segment operating income was $379 million for the first quarter of 2021, down 34% sequentially and up 5% year-over-year.
Adjusted operating income (a non-GAAP measure) for the first quarter of 2021 was $270 million, which excludes adjustments totaling $106 million before tax, mainly related to restructuring and separation related charges. A complete list of the adjusting items and associated reconciliation from GAAP has been provided in Table 1a in the section entitled “Reconciliation of GAAP to non-GAAP Financial Measures.” Adjusted operating income for the first quarter was down 42% sequentially, driven by declines in the Oilfield Equipment, Digital Solutions, and Turbomachinery & Process Solutions segments which were primarily seasonal, offset by margin expansion in Oilfield Services. Adjusted operating income was up 13% year-over-year driven by volume in the Turbomachinery & Process Solutions segment, and margin expansion in the Oilfield Equipment segment, partially offset by lower volume in the Oilfield Services and Digital Solutions segments.
Depreciation and amortization for the first quarter of 2021 was $292 million.
Adjusted EBITDA (a non-GAAP measure) for the first quarter of 2021 was $562 million, which excludes adjustments totaling $106 million before tax, mainly related to restructuring and separation related charges. Adjusted EBITDA for the first quarter was down 27% sequentially and down 5% year-over-year.
Corporate costs were $109 million in the first quarter of 2021, down 2% sequentially and down 11% year-over-year.

Baker Hughes Company News Release
Baker Hughes Company Announces First Quarter 2021 Results

Other Financial Items

Income tax expense in the first quarter of 2021 was $69 million.

Other non-operating loss in the first quarter of 2021 was $626 million. Included in other non-operating loss was a $788 million loss from the change in fair value of the investment in C3.ai, partially offset by the reversal of current accruals of $121 million due to the settlement of certain legal matters.

GAAP diluted loss per share was $(0.61). Adjusted diluted earnings per share was $0.12. Excluded from adjusted diluted earnings per share were all items listed in Table 1a in the section entitled "Reconciliation of GAAP to non-GAAP Financial Measures" as well as the "other adjustments (non-operating)" found in Table 1c.

Cash flow from operating activities was $678 million for the first quarter of 2021. Free cash flow (a non-GAAP measure) for the quarter was $498 million. A reconciliation from GAAP has been provided in Table 1d in the section entitled "Reconciliation of GAAP to non-GAAP Financial Measures."
Capital expenditures, net of proceeds from disposal of assets, were $180 million for the first quarter of 2021.

Baker Hughes Company News Release
Baker Hughes Company Announces First Quarter 2021 Results
Results by Reporting Segment
The following segment discussions and variance explanations are intended to reflect management's view of the relevant comparisons of financial results on a sequential or year-over-year basis, depending on the business dynamics of the reporting segments.
Oilfield Services

(in millions)	Three Months Ended			Variance
Oilfield Services	March 31, 2021	December 31, 2020	March 31, 2020	Sequential	Year-over-year
Revenue	$2,200	$2,282	$3,139	(4)%	(30)%
Operating income	$143	$142	$206	1%	(31)%
Operating income margin	6.5%	6.2%	6.6%	0.3pts	(0.1)pts
Depreciation & amortization	$201	$211	$249	(5)%	(20)%
EBITDA*	$344	$353	$456	(3)%	(25)%
EBITDA margin*	15.6%	15.5%	14.5%	0.2pts	1.1pts
Oilfield Services (OFS) revenue of $2,200 million for the first quarter decreased by $82 million, or 4%, sequentially.
North America revenue was $625 million, up 1% sequentially. International revenue was $1,575 million, a decrease of 5% sequentially, driven by lower revenues in Russia CIS, the Middle East, and Europe, partially offset by Latin America.
Segment operating income before tax for the quarter was $143 million. Operating income for the first quarter was up $2 million, or 1% sequentially, primarily driven by productivity as a result of cost efficiencies and restructuring, partially offset by lower volume.
Oilfield Equipment

(in millions)	Three Months Ended			Variance
Oilfield Equipment	March 31, 2021	December 31, 2020	March 31, 2020	Sequential	Year-over-year
Orders	$345	$561	$492	(39)%	(30)%
Revenue	$628	$712	$712	(12)%	(12)%
Operating income (loss)	$4	$23	$(8)	(82)%	F
Operating income margin	0.7%	3.2%	(1.1)%	(2.6)pts	1.8pts
Depreciation & amortization	$32	$33	$44	(2)%	(27)%
EBITDA*	$37	$56	$36	(35)%	1%
EBITDA margin*	5.8%	7.9%	5.1%	(2.0)pts	0.7pts
Oilfield Equipment (OFE) orders were down $147 million, or 30%, year-over-year, driven by lower order intake across most of the segment. Equipment orders were down 25% and services orders were down 35% year-over-year.

*Non-GAAP measure.

Baker Hughes Company News Release
Baker Hughes Company Announces First Quarter 2021 Results
OFE revenue of $628 million for the quarter decreased $84 million year-over-year. The decrease was driven by lower volume in the Subsea Services and the Subsea Drilling Systems businesses, and from the disposition of the Surface Pressure Control flow business in the fourth quarter of 2020, offset by higher volume in the Subsea Production Systems and the Flexible Pipe Systems businesses.
Segment operating income before tax for the quarter was $4 million, an increase of $12 million year-over-year. The increase was driven by higher cost productivity.
Turbomachinery & Process Solutions

(in millions)	Three Months Ended			Variance
Turbomachinery & Process Solutions	March 31, 2021	December 31, 2020	March 31, 2020	Sequential	Year-over-year
Orders	$1,447	$1,832	$1,394	(21)%	4%
Revenue	$1,485	$1,946	$1,085	(24)%	37%
Operating income	$207	$332	$134	(38)%	55%
Operating income margin	13.9%	17.1%	12.3%	(3.1)pts	1.6pts
Depreciation & amortization	$30	$31	$28	(1)%	10%
EBITDA*	$237	$362	$161	(35)%	47%
EBITDA margin*	16.0%	18.6%	14.9%	(2.7)pts	1.1pts
Turbomachinery & Process Solutions (TPS) orders were up 4% year-over-year. Equipment orders were up 28% and service orders were down 9%.
TPS revenue of $1,485 million for the quarter increased $400 million, or 37%, year-over-year. The increase was driven by higher equipment volume. Equipment revenue in the quarter represented 47% of total segment revenue, and service revenue represented 53% of total segment revenue.
Segment operating income before tax for the quarter was $207 million, up $73 million, or 55%, year-over-year. The increase was driven by higher volume and cost productivity, offset partially by higher equipment mix.
Digital Solutions

(in millions)	Three Months Ended			Variance
Digital Solutions	March 31, 2021	December 31, 2020	March 31, 2020	Sequential	Year-over-year
Orders	$549	$528	$500	4%	10%
Revenue	$470	$556	$489	(15)%	(4)%
Operating income	$24	$76	$29	(68)%	(17)%
Operating income margin	5.2%	13.8%	6.0%	(8.6)pts	(0.8)pts
Depreciation & amortization	$21	$25	$25	(14)%	(16)%
EBITDA*	$46	$101	$55	(55)%	(16)%
EBITDA margin*	9.7%	18.2%	11.2%	(8.5)pts	(1.5)pts

*Non-GAAP measure.

Baker Hughes Company News Release
Baker Hughes Company Announces First Quarter 2021 Results
Digital Solutions (DS) orders were up 10% year-over-year, driven by higher order intake in the Waygate Technologies, Process & Pipeline Services, and Panametrics businesses.
DS revenue of $470 million for the quarter decreased 4% year-over-year, primarily driven by lower volume across the Nexus Controls, Process & Pipeline Services, and Waygate Technologies businesses.
Segment operating income before tax for the quarter was $24 million, down 17% year-over-year. The decrease year-over-year was primarily driven by lower volume.

Baker Hughes Company News Release
Baker Hughes Company Announces First Quarter 2021 Results
Reconciliation of GAAP to non-GAAP Financial Measures
Management provides non-GAAP financial measures because it believes such measures are widely accepted financial indicators used by investors and analysts to analyze and compare companies on the basis of operating performance and liquidity, and that these measures may be used by investors to make informed investment decisions.
Table 1a. Reconciliation of GAAP and Adjusted Operating Income/(Loss)

	Three Months Ended
(in millions)	March 31, 2021	December 31, 2020	March 31, 2020
Operating income (loss) (GAAP)	$164	$182	$(16,059)
Separation related	27	24	41
Goodwill impairment	—	—	14,773
Restructuring, impairment & other	80	229	1,325
Inventory impairment	—	27	160
Total operating income adjustments	106	281	16,299
Adjusted operating income (non-GAAP)	$270	$462	$240
Table 1a reconciles operating income (loss), which is the directly comparable financial result determined in accordance with Generally Accepted Accounting Principles (GAAP), to adjusted operating income (a non-GAAP financial measure). Adjusted operating income excludes the impact of certain identified items.
Table 1b. Reconciliation of Operating Income (Loss) to EBITDA and Adjusted EBITDA

	Three Months Ended
(in millions)	March 31, 2021	December 31, 2020	March 31, 2020
Operating income (loss) (GAAP)	$164	$182	$(16,059)
Depreciation & amortization	292	307	355
EBITDA (non-GAAP)	456	489	(15,705)
Total operating income adjustments (1)	106	281	16,299
Adjusted EBITDA (non-GAAP)	$562	$770	$594
(1)See Table 1a for the identified adjustments to operating income.
Table 1b reconciles operating income (loss), which is the directly comparable financial result determined in accordance with GAAP, to EBITDA (a non-GAAP financial measure). Adjusted EBITDA (a non-GAAP financial measure) excludes the impact of certain identified items.

Baker Hughes Company News Release
Baker Hughes Company Announces First Quarter 2021 Results
Table 1c. Reconciliation of Net Income (Loss) Attributable to Baker Hughes to Adjusted Net Income (Loss) Attributable to Baker Hughes

	Three Months Ended
(in millions, except per share amounts)	March 31, 2021	December 31, 2020	March 31, 2020
Net income (loss) attributable to Baker Hughes (GAAP)	$(452)	$653	$(10,227)
Total operating income adjustments (1)	106	281	16,299
Other adjustments (non-operating) (2)	663	(1,412)	—
Tax on total adjustments (3)	(33)	114	(84)
Total adjustments, net of income tax	736	(1,017)	16,215
Less: adjustments attributable to noncontrolling interests	193	(314)	5,918
Adjustments attributable to Baker Hughes	543	(703)	10,297
Adjusted net income (loss) attributable to Baker Hughes (non-GAAP)	$91	$(50)	$70

Denominator:
Weighted-average shares of Class A common stock outstanding diluted	746	713	654
Adjusted earnings (loss) per Class A share— diluted (non-GAAP)	$0.12	$(0.07)	$0.11
(1)See Table 1a for the identified adjustments to operating income.
(2)1Q'21 primarily related to the unrealized loss on our investment in C3.ai, partially offset by the reversal of current accruals due to the settlement of certain legal matters. 4Q'20 primarily related to the unrealized gain on our investment in C3.ai.
(3)4Q'20 includes tax expense related to a business disposition.
Table 1c reconciles net income (loss) attributable to Baker Hughes, which is the directly comparable financial result determined in accordance with GAAP, to adjusted net income attributable to Baker Hughes (a non-GAAP financial measure). Adjusted net income attributable to Baker Hughes excludes the impact of certain identified items.
Table 1d. Reconciliation of Cash Flow From Operating Activities to Free Cash Flow

	Three Months Ended
(in millions)	March 31, 2021	December 31, 2020	March 31, 2020
Cash flow from operating activities (GAAP)	$678	$378	$478
Add: cash used in capital expenditures, net of proceeds from disposal of assets	(180)	(127)	(325)
Free cash flow (non-GAAP)	$498	$250	$152
Table 1d reconciles net cash flows from operating activities, which is the directly comparable financial result determined in accordance with GAAP, to free cash flow (a non-GAAP financial measure). Free cash flow is defined as net cash flows from operating activities less expenditures for capital assets plus proceeds from disposal of assets.

Baker Hughes Company News Release
Baker Hughes Company Announces First Quarter 2021 Results
Financial Tables (GAAP)
Condensed Consolidated Statements of Income (Loss)
(Unaudited)

	Three months ended March 31,
(In millions, except per share amounts)	2021	2020
Revenue	$4,782	$5,425
Costs and expenses:
Cost of revenue	3,924	4,670
Selling, general and administrative	587	675
Goodwill impairment	—	14,773
Restructuring, impairment and other	80	1,325
Separation related	27	41
Total costs and expenses	4,618	21,484
Operating income (loss)	164	(16,059)
Other non-operating income (loss), net	(626)	25
Interest expense, net	(74)	(59)
Loss before income taxes	(536)	(16,093)
Provision for income taxes	(69)	(5)
Net loss	(605)	(16,098)
Less: Net loss attributable to noncontrolling interests	(153)	(5,871)
Net loss attributable to Baker Hughes Company	$(452)	$(10,227)

Per share amounts:
Basic and diluted loss per Class A common stock	$(0.61)	$(15.66)

Weighted average shares:
Class A basic & diluted	740	653

Cash dividend per Class A common stock	$0.18	$0.18

Baker Hughes Company News Release
Baker Hughes Company Announces First Quarter 2021 Results
Condensed Consolidated Statements of Financial Position
(Unaudited)

(In millions)	March 31, 2021	December 31, 2020
ASSETS
Current Assets:
Cash and cash equivalents	$4,382	$4,132
Current receivables, net	5,263	5,622
Inventories, net	4,181	4,421
All other current assets	1,960	2,280
Total current assets	15,786	16,455
Property, plant and equipment, less accumulated depreciation	5,163	5,358
Goodwill	5,969	5,977
Other intangible assets, net	4,228	4,397
Contract and other deferred assets	1,899	2,001
All other assets	3,791	3,819
Total assets	$36,836	$38,007
LIABILITIES AND EQUITY
Current Liabilities:
Accounts payable	$3,468	$3,532
Short-term debt and current portion of long-term debt	887	889
Progress collections and deferred income	3,397	3,454
All other current liabilities	2,206	2,352
Total current liabilities	9,958	10,227
Long-term debt	6,733	6,744
Liabilities for pensions and other employee benefits	1,197	1,217
All other liabilities	1,524	1,577
Equity	17,424	18,242
Total liabilities and equity	$36,836	$38,007

Outstanding Baker Hughes Company shares:
Class A common stock	773	724
Class B common stock	268	311

Baker Hughes Company News Release
Baker Hughes Company Announces First Quarter 2021 Results
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Three Months Ended March 31,
(In millions)	2021	2020
Cash flows from operating activities:
Net loss	$(605)	$(16,098)
Adjustments to reconcile net loss to net cash flows from operating activities:
Depreciation and amortization	292	355
Goodwill impairment	—	14,773
Other asset impairments	—	1,103
Unrealized loss on equity security	788	—
Working capital	405	183
Other operating items, net	(202)	162
Net cash flows from operating activities	678	478
Cash flows from investing activities:
Expenditures for capital assets, net of proceeds from disposal of assets	(180)	(325)
Other investing items, net	6	7
Net cash flows used in investing activities	(174)	(318)
Cash flows from financing activities:
Net repayments of debt and other borrowings	(36)	(115)
Dividends paid	(131)	(118)
Distributions to GE	(56)	(68)
Other financing items, net	(32)	(26)
Net cash flows used in financing activities	(255)	(327)
Effect of currency exchange rate changes on cash and cash equivalents	1	(72)
Increase (decrease) in cash and cash equivalents	250	(239)
Cash and cash equivalents, beginning of period	4,132	3,249
Cash and cash equivalents, end of period	$4,382	$3,010
Supplemental cash flows disclosures:
Income taxes paid, net of refunds	$39	$118
Interest paid	$51	$49

Baker Hughes Company News Release
Baker Hughes Company Announces First Quarter 2021 Results
Supplemental Financial Information
Supplemental financial information can be found on the Company’s website at: investors.bakerhughes.com in the Financial Information section under Quarterly Results.
Conference Call and Webcast
The Company has scheduled an investor conference call to discuss management’s outlook and the results reported in today’s earnings announcement. The call will begin at 8:00 a.m. Eastern time, 7:00 a.m. Central time on Wednesday, April 21, 2021, the content of which is not part of this earnings release. The conference call will be broadcast live via a webcast and can be accessed by visiting the Events and Presentations page on the Company’s website at: investors.bakerhughes.com. An archived version of the webcast will be available on the website for one month following the webcast.
Forward-Looking Statements
This news release (and oral statements made regarding the subjects of this release) may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, (each a “forward-looking statement”). The words “anticipate,” “believe,” “ensure,” “expect,” “if,” “intend,” “estimate,” “project,” “foresee,” “forecasts,” “predict,” “outlook,” “aim,” “will,” “could,” “should,” “potential,” “would,” “may,” “probable,” “likely,” and similar expressions, and the negative thereof, are intended to identify forward-looking statements. There are many risks and uncertainties that could cause actual results to differ materially from our forward-looking statements. These forward-looking statements are also affected by the risk factors described in the Company’s annual report on Form 10-K for the annual period ended December 31, 2020 and those set forth from time to time in other filings with the Securities and Exchange Commission (“SEC”). The documents are available through the Company’s website at: www.investors.bakerhughes.com or through the SEC’s Electronic Data Gathering and Analysis Retrieval (“EDGAR”) system at: www.sec.gov. We undertake no obligation to publicly update or revise any forward-looking statement.

Our expectations regarding our business outlook and business plans; the business plans of our customers; oil and natural gas market conditions; cost and availability of resources; economic, legal and regulatory conditions, and other matters are only our forecasts regarding these matters.

These forward-looking statements, including forecasts, may be substantially different from actual results, which are affected by many risks, along with the following risk factors and the timing of any of these risk factors:

Restructuring - Our restructuring plans may not be successful and achieve the expected result; continued deterioration of market conditions, whether due to the continued spread of COVID-19 or other events could result in further restructuring costs and impairments.

COVID-19 - The continued spread of the COVID-19 virus and the continuation of the measures to try to contain the virus, such as travel bans and restrictions, quarantines, shelter in place orders, and shutdowns, and the related uncertainties.

GE Separation - The failure to successfully eliminate dependencies on GE or a failure by GE to supply products and services to us in accordance with applicable contractual terms could have a material effect on our business.

Baker Hughes Company News Release
Baker Hughes Company Announces First Quarter 2021 Results
Economic and political conditions - the impact of worldwide economic conditions; the effect that declines in credit availability may have on worldwide economic growth and demand for hydrocarbons; foreign currency exchange fluctuations and changes in the capital markets in locations where we operate; and the impact of government disruptions and sanctions.

Orders and RPO - our ability to execute on orders and RPO in accordance with agreed specifications, terms and conditions and convert those orders and RPO to revenue and cash.

Oil and gas market conditions - the level of petroleum industry exploration, development and production expenditures; the price of, volatility in pricing of, and the demand for crude oil and natural gas; drilling activity; drilling permits for and regulation of the shelf and the deepwater drilling; excess productive capacity; crude and product inventories; liquefied natural gas supply and demand; seasonal and other adverse weather conditions that affect the demand for energy; severe weather conditions, such as tornadoes and hurricanes, that affect exploration and production activities; Organization of Petroleum Exporting Countries (“OPEC”) policy and the adherence by OPEC nations to their OPEC production quotas.

Terrorism and geopolitical risks - war, military action, terrorist activities or extended periods of international conflict, particularly involving any petroleum-producing or -consuming regions; labor disruptions, civil unrest or security conditions where we operate; potentially burdensome taxation, expropriation of assets by governmental action; cybersecurity risks and cyber incidents or attacks; epidemic outbreaks.

About Baker Hughes:

Baker Hughes (NYSE: BKR) is an energy technology company that provides solutions for energy and industrial customers worldwide. Built on a century of experience and with operations in over 120 countries, our innovative technologies and services are taking energy forward - making it safer, cleaner and more efficient for people and the planet. Visit us at bakerhughes.com

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For more information, please contact:

Investor Relations

Jud Bailey
+1 281-809-9088
investor.relations@bakerhughes.com

Media Relations

Thomas Millas
+1 713-879-2862
thomas.millas@bakerhughes.com